Exhibit 99.1

Diplomat Announces 4th Quarter and 2017 Year End Financial Results; Provides 2018 Guidance

4th Quarter Revenue of $1,155 Million, Net Income Attributable to Diplomat of $6.5 Million, Adjusted EBITDA of $26.6 Million

Full Year Revenue of $4,485 Million, Net Income Attributable to Diplomat of $15.5 Million, Adjusted EBITDA of $101.8 Million

FLINT, Mich., February 26, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy services, announced financial results for the quarter and year ended December 31, 2017.  All comparisons, unless otherwise noted, are to the quarter or year ended December 31, 2016.

Fourth Quarter 2017 Highlights include:

•                  Revenue of $1,155 million, compared to $1,145 million

•                  Total prescriptions dispensed of 248,000, compared to 242,000

•                  Gross margin of 8.1%, compared to 7.3%

•                  Gross profit per prescription dispensed of $353, compared to $342

•                  Net income (loss) attributable to Diplomat of $6.5 million, compared to $(1.1) million

•                  Adjusted EBITDA of $26.6 million, compared to $26.1 million

•                  Adjusted EBITDA margin of 2.3%, compared to 2.3%

•                  EPS of $0.09 per diluted common share, compared to $(0.02)

•                  Adjusted EPS of $0.18, compared to $0.08

Full Year 2017 Highlights include:

•                  Revenue of $4,485 million, compared to $4,410 million

•                  Total prescriptions dispensed of 910,000, compared to 981,000

•                  Gross margin of 7.8%, compared to 7.4%

•                  Gross profit per prescription dispensed of $367, compared to $325

•                  Net income attributable to Diplomat of $15.5 million, compared to $28.3 million

•                  Adjusted EBITDA of $101.8 million, compared to $107.4 million

•                  Adjusted EBITDA margin of 2.3%, compared to 2.4%

•                  EPS of $0.23 per diluted common share, compared to $0.42

•                  Adjusted EPS of $0.84, compared to $0.75

Jeff Park, Interim CEO, commented “Our strong performance for the fourth quarter and full year reflects the successful execution of our strategy, as well as the actions we took to position Diplomat for long-term growth, including entering the PBM market and bolstering our bench of talent. As evidenced by our 2018 outlook, we are confident in our ability to build on this momentum and capture the growth opportunities ahead. As we execute on our go-to-market strategies across specialty, infusion and PBM, we are focused on continuing to accelerate growth and profitability, and enhance value for our shareholders while keeping our patients at the center of everything that we do.”

Fourth Quarter Financial Summary:

Revenue for the fourth quarter of 2017 was $1,155 million, compared to $1,145 million in the fourth quarter of 2016, an increase of $10 million or 1%.  The increase was principally driven by acquisitions completed in 2017.  This increase was partially offset by a business decision to exit less profitable contracts at the end of 2016 and a decrease in the demand for hepatitis C drugs versus the prior year period.

Gross profit in the fourth quarter of 2017 was $93.5 million and generated 8.1% gross margin, compared to $83.8 million and 7.3% gross margin in the fourth quarter of 2016.  The gross margin increase was primarily due to the impact of acquisitions and a business decision to exit less profitable contracts at the end of 2016.

Selling, general, and administrative expenses (“SG&A”) for the fourth quarter of 2017 were $90.6 million, an increase of $13.6 million, compared to $77.0 million in the fourth quarter of 2016.  Of this change, $9.0 million related to employee cost, which was principally driven by acquisitions.  Also contributing to the increase was a one-time $1.7 million increase in the fair value of contingent consideration and an increase in amortization expense from definite-lived intangible assets, both of which are associated with our acquired entities.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration, was 7.7% for the three months ended December 31, 2017 compared to 6.7% in the prior year period.

Net income (loss) attributable to Diplomat for the fourth quarter of 2017 was $6.5 million compared to $(1.1) million in the fourth quarter of 2016.  The increase was driven by a $10.0 million improvement in income taxes primarily driven by the Tax Cuts and Jobs Act (the “Tax Act”) due to the impact of the federal tax rate reduction reducing our net deferred tax liabilities, the revenue and gross profit explanations above, and a one-time $4.7 million impairment expense that occurred in the prior year period.  These increases were partially offset by additional SG&A and increased interest expense due to our new financing arrangement as well as the one-time expense of $1.4 million of debt issuance costs in accordance with debt modification accounting standards versus the prior year period.  Adjusted EBITDA for the fourth quarter of 2017 was $26.6 million compared to $26.1 million in the fourth quarter of 2016.

Earnings per common share for the fourth quarter of 2017 was $0.09 per basic/diluted share, compared to $(0.02) per basic/diluted common share for the fourth quarter of 2016.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.18 in the fourth quarter of this year compared to $0.08 in the fourth quarter of 2016.

Full Year 2017 Financial Summary:

Revenue for 2017 was $4,485 million, compared to $4,410 million in 2016, an increase of $75 million or 2%.  The increase was principally driven by the acquisitions completed in 2017, partially offset by a business decision to exit less profitable contracts at the end of 2016 and a decrease in the demand for hepatitis C drugs versus the prior year.

Gross profit in 2017 was $348.7 million and generated a 7.8% gross margin, compared to $324.8 million and a 7.4% gross margin in 2016.  The gross margin increase was primarily due to the impact of acquisitions and a business decision to exit less profitable contracts at the end of 2016.

Selling, general, and administrative expenses (“SG&A”) for 2017 were $330.1 million, an increase of $52.3 million, compared to $277.8 million in 2016.  Of this increase, $26.9 million related to employee cost, which was principally driven by acquisitions.  We also experienced a one-time increase of $12.5 million in the fair value of contingent consideration and a $10.0 million increase in amortization expense from definite-lived intangible assets, both associated with our recently acquired entities.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration, was 7.3% for 2017 compared to 6.4% in the prior year.

Net income attributable to Diplomat for 2017 was $15.5 million compared to $28.3 million for 2016, a decrease of $12.8 million.  The decrease was driven by a $28.5 million decrease in income from operations and a $4.1 million increase in interest expense as we entered into a new financing arrangement during the fourth quarter of 2017, which increased our outstanding debt and caused us to expense $1.4 million of debt issuance costs in accordance with debt modification accounting standards.  These decreases were partially offset by an improvement in income taxes primarily driven by the Tax Act due to the impact of the federal tax rate reduction reducing our net deferred tax liabilities, a one-time definite-lived asset impairment and the write down of a cost method investment that occurred in the prior year.  Adjusted EBITDA for 2017 was $101.8 million versus $107.4 million for 2016.

Earnings per common share for 2017 was $0.23, compared to $0.43 per common share for 2016.  On a diluted basis, earnings per share was $0.23 per common share for 2017, compared to $0.42 per common share in the prior year.  Adjusted EPS was $0.84 in 2017 compared to $0.75 for 2016.  Compared to the prior year, diluted weighted average common shares outstanding in 2017 were approximately 1.0% higher, impacted by the use of shares as partial consideration for acquisitions and stock option exercise activity.

2018 Financial Outlook

For the full-year 2018, we provide financial guidance as follows:

•                  Revenue between $5.3 and $5.6 billion

•                  Net income attributable to Diplomat between $4.5 and $13.0 million

•                  Adjusted EBITDA between $164 and $170 million

•                  Diluted EPS between $0.06 and $0.17

•                  Adjusted EPS between $0.87 and $0.97

Our EPS and Adjusted EPS expectations assume approximately 74,900,000 weighted average common shares outstanding on a diluted basis and a tax rate of 24% and 27%, for the low- and high-end of the range, respectively, for the full year 2018, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year performance today, February 26, 2018, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-640-6814 and referencing participant code 5992797 approximately 15 minutes prior to the call.  A webcast and audio file of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the largest independent provider of specialty pharmacy services in the United States of America (“U.S.”). We are focused on improving the lives of patients with complex chronic diseases while also delivering unique solutions for manufacturers, hospitals, payors and providers. Our patient-centric approach positions us at the center of the healthcare continuum for the treatment of complex chronic diseases. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost specialty drugs, and a wide range of applications and pharmacy benefit management (“PBM”) services that are designed to assist our customers in reducing the cost and managing the complexity of their prescription drug programs. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found below.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss) attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the expected benefits and performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers or other pharmaceutical manufacturers that become material to our business over time; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the pharmacy benefit manager (“PBM”) space; the ability to advance our specialty footprint by deepening our relationships with manufacturers through critical service solutions; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; CEO succession planning and the dependence on our senior management and key employees and managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Atul Kavthekar, CFO
810-768-9380 | akavthekar@diplomat.is

DIPLOMAT PHARMACY, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and equivalents	$84,251	$7,953
Accounts receivable, net	332,091	275,568
Inventories	206,603	215,351
Prepaid expenses and other current assets	11,125	6,235
Total current assets	634,070	505,107
Property and equipment, net	38,990	20,372
Capitalized software for internal use, net	36,520	50,247
Goodwill	832,624	316,616
Definite-lived intangible assets, net	392,011	199,862
Deferred income taxes	—	6,010
Other noncurrent assets	6,208	1,040
Total assets	$1,940,423	$1,099,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$413,463	$320,684
Borrowings on line of credit	188,250	39,255
Short-term debt, including current portion of long-term debt	11,500	7,500
Accrued expenses:
Compensation and benefits	9,584	5,674
Contingent consideration	8,100	—
Other	20,560	12,233
Total current liabilities	651,457	385,346

Long-term debt, less current portion	521,098	100,184
Deferred income taxes	14,367	—
Contingent consideration	4,000	—
Total liabilities	1,190,922	485,530

Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 73,871,424 and 66,764,999 shares issued and outstanding at December 31, 2017 and 2016, respectively)	619,235	503,828
Additional paid-in capital	38,450	33,268
Retained earnings	91,816	76,306
Total Diplomat Pharmacy shareholders’ equity	749,501	613,402
Noncontrolling interests	—	322
Total shareholders’ equity	749,501	613,724
Total liabilities and shareholders’ equity	$1,940,423	$1,099,254

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$1,155,069	$1,144,838	$4,485,230	$4,410,388
Cost of products sold	(1,061,577)	(1,061,030)	(4,136,552)	(4,085,560)
Gross profit	93,492	83,808	348,678	324,828
Selling, general and administrative expenses	(90,626)	(77,003)	(330,113)	(277,751)
Income from operations	2,866	6,805	18,565	47,077
Other (expense) income:
Interest expense	(4,682)	(1,787)	(10,716)	(6,573)
Impairment of non-consolidated entity	—	(4,659)	—	(4,659)
Other	102	109	213	370
Total other expense	(4,580)	(6,337)	(10,503)	(10,862)
(Loss) income before income taxes	(1,714)	468	8,062	36,215
Income tax benefit (expense)	8,227	(1,752)	7,126	(11,195)
Net income (loss)	6,513	(1,284)	15,188	25,020
Less net loss attributable to noncontrolling interest	(23)	(186)	(322)	(3,253)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$6,536	$(1,098)	$15,510	$28,273

Net income (loss) per common share:
Basic	$0.09	$(0.02)	$0.23	$0.43
Diluted	$0.09	$(0.02)	$0.23	$0.42

Weighted average common shares outstanding:
Basic	69,701,266	66,731,848	68,130,322	65,970,396
Diluted	70,324,702	66,731,848	68,780,053	68,047,723

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$15,188	$25,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,566	50,045
Net provision for doubtful accounts	9,423	9,534
Share-based compensation expense	7,281	5,412
Changes in fair value of contingent consideration	3,675	(8,922)
Contingent consideration payments	—	(4,174)
Deferred income tax (benefit) expense	(10,795)	8,779
Amortization of debt issuance costs	2,655	1,176
Impairment expense	—	9,463
Other	1	2
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	7,735	(15,128)
Inventories	13,813	(44,342)
Accounts payable	24,327	(5,906)
Other assets and liabilities	(4,615)	367
Net cash provided by operating activities	135,254	31,326
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(623,067)	(67,156)
Expenditures for property and equipment	(6,652)	(6,217)
Expenditures for capitalized software for internal use	(3,505)	(12,595)
Capital investment in non-consolidated entity	(100)	—
Other	5	1
Net cash used in investing activities	(633,319)	(85,967)
Cash flows from financing activities:
Net proceeds from line of credit	148,995	39,255
Proceeds from long-term debt	575,000	—
Payments on long-term debt	(136,000)	(6,000)
Payments of debt issuance costs	(21,507)	(28)
Proceeds from issuance of stock upon stock option exercises	7,875	4,448
Contingent consideration payments	—	(2,681)
Net cash provided by financing activities	574,363	34,994
Net increase (decrease) in cash and equivalents	76,298	(19,647)
Cash and equivalents at beginning of year	7,953	27,600
Cash and equivalents at end of year	$84,251	$7,953
Supplemental disclosures of cash flow information:
Cash paid for interest	$7,327	$5,273
Net cash paid for income taxes	5,876	728

Adjusted EBITDA

The table below presents a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
	(dollars in thousands) (unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$6,536	$(1,098)	$15,510	$28,273
Depreciation and amortization	$17,753	$13,960	$66,566	$50,045
Interest expense	$4,682	$1,787	$10,716	$6,573
Income tax (benefit) expense	$(8,227)	$1,752	$(7,126)	$11,195
EBITDA	$20,744	$16,401	$85,666	$96,086

Contingent consideration and other merger and acquisition expense	$3,322	$317	$7,455	$(6,587)
Share-based compensation expense	$1,794	$903	$7,281	$5,412
Employer payroll taxes - option repurchases and exercises	$13	$5	$231	$213
Restructuring and impairment charges	$—	$4,659	$—	$7,109
Severance and related fees	$648	$989	$1,428	$1,143
Other items	$72	$2,803	$(301)	$3,981
Adjusted EBITDA	$26,593	$26,077	$101,760	$107,357

Adjusted EPS (diluted)

Below is a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
	(dollars in thousands, except per share amounts) (unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$6,536	$(1,098)	$15,510	$28,273
Amortization of acquisition-related intangible assets	13,215	10,883	49,986	39,996
Contingent consideration and other merger and acquisition expense	3,322	317	7,455	(6,587)
Income tax impact of adjustments (1)	(10,732)	(4,461)	(15,509)	(10,328)
Adjusted non-GAAP net income	$12,341	$5,641	$57,442	$51,354

Net income (loss) attributable to Diplomat Pharmacy, Inc.	$0.09	$(0.02)	$0.23	$0.42
Amortization of acquisition-related intangible assets	0.19	0.16	0.73	0.59
Contingent consideration and other merger and acquisition expense	0.05	—	0.11	(0.10)
Income tax impact of adjustments	(0.15)	(0.06)	(0.23)	(0.16)
Adjusted EPS	$0.18	$0.08	$0.84	$0.75

Weighted average common shares outstanding:
Diluted	70,324,702	66,731,848	68,780,053	68,047,723

(1) 27 percent tax rate used for 2017 full year adjustments; a tax rate of 65% was used for the three month period ended December 31, 2017 to conform to a full year tax rate of 27 percent.

2018 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the year ended December 31, 2018.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$4,500	$13,000
Depreciation and amortization	96,912	95,526
Interest expense	39,672	37,172
Income tax expense (1)	1,421	4,808
EBITDA	$142,505	$150,506

Contingent consideration and other merger and acquisition expense	$4,900	$3,900
Share-based compensation expense	15,248	14,647
Employer payroll taxes - option repurchases and exercises	500	300
Severance and related fees	847	647
Adjusted EBITDA	$164,000	$170,000

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$4,500	$13,000
Amortization of acquisition-related intangible assets	77,376	77,376
Contingent consideration and other merger and acquisition expense	2,900	3,900
Income tax impact of adjustments (1)	(19,266)	(21,945)
Adjusted non-GAAP net income	$65,510	$72,331

Net income attributable to Diplomat Pharmacy, Inc.	0.06	0.17
Amortization of acquisition-related intangible assets	1.03	1.03
Contingent consideration and other merger and acquisition expense	0.04	0.05
Income tax impact of adjustments	(0.26)	(0.29)
Adjusted EPS	$0.87	$0.97

(1) Assumes a tax rate of 24 and 27 percent, for the low and high end, respectively